Exhibit 5.2

October 4, 2017

EQT Corporation

EQT Plaza, 625 Liberty Avenue, Suite 1700

Pittsburgh, PA 15222-3111

Re:                             EQT Corporation Floating Rate Notes due 2020, 2.500% Senior Notes due 2020, 3.000% Senior Notes due 2022 and 3.900% Senior Notes due 2027

Ladies and Gentlemen:

We have acted as local Pennsylvania counsel to EQT Corporation, a Pennsylvania corporation (the “Company”), in connection with the registration of $500,000,000 principal amount of its Floating Rate Notes due 2020 (the “Floating Rate Notes”), $500,000,000 principal amount of its 2.500% Senior Notes due 2020 (the “2020 Notes”), $750,000,000 principal amount of its 3.000% Senior Notes due 2022 (the “2022 Notes”) and $1,250,000,000 principal amount of its 3.900% Senior Notes due 2027 (the “2027 Notes” and, together with the Floating Rate Notes, the 2020 Notes and the 2022 Notes, the “Notes”) under a Registration Statement on Form S-3 (File No. 333-214092) filed on October 14, 2016 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”).  The Notes were offered for sale pursuant to the base prospectus accompanying the Registration Statement, as supplemented by a prospectus supplement relating to the Notes dated September 27, 2017 (the base prospectus, the prospectus supplement and any amendments thereto, collectively, the “Prospectus”).  The Notes are to be issued under the Indenture, dated as of March 18, 2008 (the “Base Indenture”), by and between Equitable Resources, Inc., a Pennsylvania corporation (the “Predecessor”) and The Bank of New York Mellon, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of March 18, 2008, by and between the Predecessor and the Trustee, the Second Supplemental Indenture, dated as of June 30, 2008, by and among the Predecessor, the Company and the Trustee, pursuant to which the Company assumed the obligations of the Predecessor under the Base Indenture, the Third Supplemental Indenture, dated as of May 15, 2009, by and between the Company and the Trustee, the Fourth Supplemental Indenture, dated as of November 7, 2011, by and between the Company and the Trustee, the Fifth Supplemental Indenture, dated as of October 4, 2017, by and between the Company and the Trustee, the Sixth Supplemental Indenture, dated as of October 4, 2017, by and between the Company and the Trustee, the Seventh Supplemental Indenture, dated as of October 4, 2017, by and between the Company and the Trustee, and the Eighth Supplemental Indenture, dated as of September October 4, 2017, by and between the Company and the Trustee (collectively, the “Indenture”).

In connection with rendering the opinions set forth below, we have examined the Registration Statement, the Prospectus contained therein, the Indenture, the Company’s Restated Articles of Incorporation and Amended and Restated Bylaws and resolutions adopted by the Company’s board of directors.  We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and the Predecessor and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.  In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies.  We have also made such other investigation as we have deemed appropriate.

Based upon the foregoing, we are of the opinion that:

1.                                      The Company is a corporation validly existing and presently subsisting under the laws of the Commonwealth of Pennsylvania.

2.                                      The Company has all requisite corporate power and authority to execute and deliver the Indenture and the Notes.

3.                                      The Company has taken all necessary corporate action to authorize the execution and delivery of the Indenture and the Notes and to perform its obligations thereunder.

The opinions set forth above are subject to the following qualifications, exclusions and limitations:

1.                                      The opinion expressed in paragraph 1 above as to the Company’s subsistence as a corporation in Pennsylvania is based solely on a certificate of the Commonwealth of Pennsylvania Department of State dated September 11, 2017, to the effect that the Company is duly registered as a Pennsylvania Business Corporation under the laws of the Commonwealth of Pennsylvania and remains subsisting as far as the records of such office show as of the date thereof.

2.                                      We express no opinion with respect to the execution, delivery, validity, binding effect or enforceability of any of the Indenture and the Notes.

3.                                      Our opinions are limited to the laws of the Commonwealth of Pennsylvania, and we do not express any opinion concerning any other law.  Without limiting the generality of the foregoing, we express no opinion with respect to any securities laws or regulations.

The foregoing opinions are being furnished only for the purpose referred to in the first paragraph of this opinion letter.  We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our firm in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. Wachtell, Lipton, Rosen & Katz, counsel to the Company, may rely upon this opinion with respect to matters set forth herein that are governed by Pennsylvania law for purposes of its opinion being delivered and filed as Exhibit 5.1 to the Registration Statement.

The opinions set forth herein are made as of the date hereof, and we assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof or if we become aware after the date hereof of any facts that might change the opinions expressed herein.

Very truly yours,

/s/Reed Smith LLP

Reed Smith LLP

RLF/PDG/KMS